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                                                                  EXHIBIT (c)(1)

                                                                  CONFORMED COPY




                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                                    MISYS PLC

                                  KIRSTY, INC.

                             MOXIE ACQUISITION CORP.


                                       AND


                               C-ATS SOFTWARE INC.




                          Dated as of December 14, 1998
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                          AGREEMENT AND PLAN OF MERGER

                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE I

                                THE TENDER OFFER

1.1.  The Offer................................................................2
1.2.  Company Action...........................................................4
1.3.  Board of Directors.......................................................5

                                   ARTICLE II

                                   THE MERGER

2.1.  The Merger...............................................................6
2.2.  Closing..................................................................7
2.3.  Effective Time...........................................................7
2.4.  Effects of the Merger....................................................7
2.5.  Certificate of Incorporation and By-Laws.................................7
2.6.  Directors................................................................7
2.7.  Officers.................................................................7

                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1.  Effect on Capital Stock..................................................8
3.2.  Exchange of Certificates Representing Common Stock.......................9
3.3.  Adjustment of Offer Price and Merger Consideration......................11

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1.  Existence; Good Standing; Corporate Authority...........................11


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4.2.  Authorization, Validity and Effect of Agreements........................12
4.3.  Compliance with Laws....................................................12
4.4.  Capitalization..........................................................12
4.5.  Subsidiaries............................................................13
4.6.  No Violation............................................................14
4.7.  Company Reports; Undisclosed Liabilities................................15
4.8.  Litigation..............................................................15
4.9.  Absence of Certain Changes..............................................16
4.10. Taxes...................................................................16
4.11. Employee Benefit Plans..................................................17
4.12. Labor and Employment Matters............................................19
4.13. Brokers and Finders.....................................................20
4.14. Opinion of Financial Advisor............................................20
4.15. State Anti-takeover Laws................................................20
4.16. Voting Requirements.....................................................20
4.17. Material Contracts......................................................20
4.18. Intellectual Property; Technology.......................................21
4.19. Calendar Function.......................................................24
4.20. Material Delaying Event.................................................24
4.21. Environmental Matters...................................................24
4.22. Insurance...............................................................25
4.23. Product Liability; Warranties...........................................26
4.24. Disclosures; Information Supplied.......................................26

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                 OF THE PARENT, THE PURCHASER AND THE US PARENT

5.1.  Existence; Good Standing; Corporate Authority...........................27
5.2.  Authorization, Validity and Effect of Agreements........................27
5.3.  Litigation..............................................................27
5.4.  No Violation............................................................27
5.5.  Information Supplied....................................................27
5.6.  Ownership  of Shares....................................................28
5.7.  Interim Operations of the Purchaser.....................................28

                                   ARTICLE VI

                                    COVENANTS


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6.1.  Conduct of the Business of the Company..................................28
6.2.  Access to Information...................................................32
6.3.  Stockholder Approvals...................................................32
6.4.  Reasonable Best Efforts.................................................33
6.5.  Consents................................................................33
6.6.  Public Announcements....................................................34
6.7.  Consent of the US Parent................................................34
6.8.  No Solicitation.........................................................34
6.9.  Indemnification; Insurance..............................................36
6.10. Employees and Employee Benefit Plans....................................37
6.11. Notification of Certain Matters.........................................38
6.12. Anti-takeover Statutes..................................................38
6.13. Top-Up Option...........................................................38

                                   ARTICLE VII

                               CLOSING CONDITIONS

7.1.  Conditions to the Obligations of the Parent, the US Parent, the
       Purchaser and the Company..............................................40
7.2.  Condition to the Obligations of the Parent, the US Parent and the
       Purchaser..............................................................41

                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

8.1.  Termination.............................................................41
8.2.  Procedure and Effect of Termination.....................................43
8.3.  Fees and Expenses.......................................................43

                                   ARTICLE IX

                                  MISCELLANEOUS

9.1.  Amendment and Modification..............................................44
9.2.  Waiver of Compliance; Consents..........................................45
9.3.  Nonsurvival of Representations and Warranties...........................45
9.4.  Notices.................................................................45
9.5.  Assignment; Parties in Interest.........................................46
9.6.  Specific Performance....................................................47
9.7.  Governing Law...........................................................47


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9.8.  Counterparts............................................................47
9.9.  Entire Agreement........................................................47
9.10. Investigations..........................................................47
9.11. Severability............................................................48
9.12. Interpretation; Definitions.............................................48


ANNEX A-- Conditions to the Offer


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                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1998, among MISYS PLC, a public limited company organized under the laws of England (the "Parent"), KIRSTY, INC. a Delaware corporation that is an indirect wholly owned subsidiary of the Parent (the "US Parent"), MOXIE ACQUISITION CORP., a Delaware corporation that is a wholly owned subsidiary of the US Parent (the "Purchaser"), and C-ATS SOFTWARE INC., a Delaware corporation (the "Company") (the "Agreement" or the "Merger Agreement").

                  WHEREAS, the respective Boards of Directors of the Parent, the US Parent, the Purchaser and the Company have approved the acquisition of the Company by the Parent and its subsidiaries on the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, in furtherance of such acquisition, the Parent proposes to cause the Purchaser to make a tender offer to purchase all the outstanding shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"; all the outstanding shares of Common Stock being hereinafter collectively referred to as the "Shares") at a purchase price of $7.50 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement (as such tender offer may be amended from time to time as permitted under this Agreement, the "Offer"); and the Board of Directors of the Company has adopted resolutions declaring the advisability of and approving the Offer and the Merger, recommending that the Company's stockholders accept the Offer and approving the acquisition of Shares by the Purchaser pursuant to the Offer and the Stockholders Agreement;

                  WHEREAS, the respective Boards of Directors of the Parent, the Purchaser, the US Parent and the Company have each approved the merger of the Purchaser and the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share, other than Shares owned directly or indirectly by the Parent or the Company and Dissenting Shares, will be converted in the Merger into the right to receive cash in an amount equal to the price per Share paid in the Offer;

                  WHEREAS, concurrently with the execution of this Agreement and as an inducement to the Parent to enter into this Agreement, the Parent, the Purchaser and certain stockholders of the Company are entering into Stockholders Agreements (the "Stockholders Agreements") pursuant to which such stockholders have, among other things, agreed severally to sell all of their Shares to the Purchaser at a cash price per Share
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equal to the Offer Price upon the terms and subject to the conditions set forth in the Stockholders Agreement; and

                  WHEREAS, the Parent, the Purchaser, the US Parent and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent, the Purchaser, the US Parent and the Company hereby agree as follows:


                                    ARTICLE I

                                THE TENDER OFFER

                  1.1. The Offer. (a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8.1 and (ii) none of the events or circumstances set forth in paragraphs (a) - (f) of Annex A hereto shall have occurred or be existing, the Purchaser agrees to commence the Offer by the fifth business day after the first public announcement of the execution hereof or on such earlier date as is reasonably practicable. The initial expiration date for the Offer shall be twenty (20) business days after the commencement of the Offer. The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the condition (the "Minimum Condition") that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer, combined with any Shares already owned by the Parent, the US Parent, the Purchaser or any of their affiliates and Shares subject to the Stockholders Agreements and not tendered in the Offer, constitute more than 50% of the Shares outstanding on a fully diluted basis at the expiration of the Offer and also shall be subject to the satisfaction of the other conditions set forth in Annex A. The Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer, provided that no change may be made without the consent of the Company which is adverse to the holders of Shares, decreases the price per Share payable in the Offer, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in Annex A hereto or extends the expiration date of the Offer (except that the Purchaser, without the consent of the Company, may extend the expiration date of the Offer, subject to the Company's rights of termination pursuant to Section 8.1, (a) as required to comply with any rule, regulation or


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interpretation of the Securities and Exchange Commission (the "SEC"), (b) if at
the scheduled or extended expiration date of the Offer any of the conditions set forth in Annex A have not been satisfied or waived, until such time as all such conditions are satisfied or waived or, (c) provided that at least 90% of the Shares have not been tendered, for one or more times for a total number of days in the aggregate pursuant to this clause (c) not to exceed 20 for any reason other than those specified in the immediately preceding clauses (a) and (b)). The Parent, the US Parent and the Purchaser agree that if all of the conditions set forth in Annex A hereto are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied by the commercially reasonable best efforts of the parties hereto, the Purchaser shall extend the Offer from time to time until such conditions are satisfied or waived, provided that the Purchaser shall not be required to extend the Offer for a total of more than 20 days beyond the initial expiration date of the Offer. The Offer Price shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer, the Purchaser agrees to pay, and the Parent agrees to cause the Purchaser to pay, as promptly as practicable after the expiration of the Offer, for all Shares validly tendered and not withdrawn.

                   (b) As soon as reasonably practicable on the date of commencement of the Offer, the Parent and the Purchaser will file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer, which shall have been provided to the Company such that the Company shall have a reasonable opportunity to comment thereon and to which the Company shall not have reasonably objected. The Schedule 14D-1 will contain or will incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the
Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of the Parent, the Purchaser and the Company agrees to correct promptly any information provided by it for use in the Offer Documents which shall have become false or misleading, and the Parent and the Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as appropriately corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Parent, the US Parent and the Purchaser agree to provide to the Company and its counsel any comments the Parent, the US Parent, the Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.


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                  (c) The Parent shall provide or cause to be provided to the
Purchaser on a timely basis the funds necessary to accept for payment and pay for any Shares that the Purchaser becomes obligated to accept for payment pursuant to the Offer.

                  1.2. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that the Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as of the date of such meeting, were advisable and fair to and in the best interests of the stockholders of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, and, for purposes of exempting the Stockholders Agreements and the transactions contemplated thereby from the provisions of Section 203 of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), approved and adopted the Stockholders Agreements and the transactions contemplated thereby, the approvals described in this clause (ii) constituting approval of the foregoing for purposes of Section 203 of the DGCL, and (iii) recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger (if required). The Company hereby consents to the inclusion in the Offer Documents of reference to the recommendation of the Company Board described in the immediately preceding sentence. The Company represents to the Purchaser and the Parent that the Company has been advised by each of its directors and executive officers that they intend either to tender or cause to be tendered all Shares beneficially owned by them to the Purchaser pursuant to the Offer.

                  (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company agrees that it will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Company Board described in Section 1.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other applicable federal securities laws. The Company shall provide the
Schedule 14D-9 to the Parent such that the Parent shall have a reasonable opportunity to comment thereon, and the Company shall not file the Schedule 14D-9 if the Parent has reasonably objected thereto. The Company, the Parent and the Purchaser each agrees to correct promptly any information provided by the Company, the Parent or the Purchaser, as the case may be, for use in the
Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as appropriately corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide the Parent and its counsel any comments


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the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

                  (c) The Company agrees promptly to furnish the Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company agrees to furnish the Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as the Parent, the Purchaser or their agents may reasonably request in connection with communicating the Offer to the stockholders of the Company and consummating the Merger. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Parent, the Purchaser and their affiliates shall hold in confidence the information contained in such labels, listings, files and all other information delivered pursuant to this Section 1.2(c), shall use such information only in connection with the Offer, and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver to the Company all copies, extracts and summaries of such information then in their possession or the possession of their agents.

                  1.3. Board of Directors. (a) Promptly upon the purchase by the Purchaser of Shares pursuant to the Offer, and from time to time thereafter, the Purchaser shall be entitled, subject to compliance with Section 14(f) of the Exchange Act, to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors of the Company (the "Company Board") as shall give the Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Parent, the Purchaser or any of their affiliates at such time bears to the total number of Shares then outstanding (provided that, if the Parent, the Purchaser and their affiliates beneficially own in the aggregate at least a majority of the Shares, the Purchaser shall in any event be entitled to designate at least a majority of the directors on the Company Board), and the Company shall, at such time, promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors or both; provided, however, that in the event that the Purchaser's designees are elected to the Company Board, until the Effective Time, the Company Board shall have at least one director who is a director of the Company on the date of this Agreement and who is not an officer of the Company or any of its subsidiaries (each, an "Independent Director") and, provided, further, that, if no Independent Directors then


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
remain, the other directors of the Company on the date hereof shall designate one person to fill such vacancy who shall not be an officer or affiliate of the Company or any of its subsidiaries, or officer or affiliate of the Parent or any of its subsidiaries, and such person shall be deemed to be an Independent Director for purposes of this Agreement. At such times, the Company shall use reasonable best efforts to cause persons designated by the Purchaser to constitute the same percentage as persons designated by the Purchaser shall constitute of the Company Board with respect to (i) each committee of the Company Board, (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include the Information Statement containing such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 (the "Information Statement") as an annex to the Schedule 14D-9 to fulfill such obligations. The Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election or appointment of designees of the Purchaser pursuant to this Section 1.3 (the "Purchaser Designees") and prior to the Effective Time, any amendment of this Agreement or the Constituent Documents of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the Independent Directors.


                                   ARTICLE II

                                   THE MERGER

                  2.1. The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof, as promptly as practicable following the consummation of the Offer, in accordance with the provisions of this Agreement and the DGCL, the parties hereto shall cause the Purchaser to be merged with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Purchaser shall cease.


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
                  2.2. Closing. The closing of the Merger will take place at 10:00 a.m. (New York City time) on a date to be specified by the Parent or the Purchaser, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, unless another date, time or place are agreed to in writing by the parties hereto.

                  2.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time specified in the Certificate of Merger as the Purchaser and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                  2.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

                  2.5. Certificate of Incorporation and By-Laws. (a) The Certificate of Incorporation of the Company (the "Certificate of
Incorporation"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The by-laws of the Company (the "By-laws"), as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                  2.6. Directors. The directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  2.7. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE III

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                  3.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of the Purchaser:

                  (a) Capital Stock of the Purchaser. Each issued and outstanding share of capital stock of the Purchaser shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and each Share that is owned by the Parent, the Purchaser, the US Parent or any other direct or indirect wholly owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Company Common Stock. Subject to Section 3.1(d), each issued and outstanding Share (other then Shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per Share actually paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as to such Shares, less any applicable withholding tax, without interest, as provided herein.

                  (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 3.1(c) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective


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
Time into the right to receive the Merger Consideration. The Company shall give the Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) if and after the Purchaser shall have accepted for payment Shares pursuant to and subject to the conditions of the Offer, the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                  (e) Stock Options. Each option to purchase Shares granted to any employee, consultant or director of the Company or any of its subsidiaries pursuant to any of the Company Stock Option Plans that, immediately prior to the Effective Time, is outstanding, whether vested or not vested (each, an "Option" and, collectively, the "Options") shall be canceled in exchange for the right to receive a cash payment equal to the product (such product, the "Option Consideration") of (i) the excess of (x) the Merger Consideration over (y) the exercise price per share of such Option multiplied by (ii) the number of Shares covered by such Option, which cash payment shall be reduced by any applicable withholding Taxes and be without interest. In the case of Options subject to the C-ATS 1988 Incentive Stock Option Plan and all other Options vested as of such date, such payment shall be made as soon as practicable following the consummation of the Merger. In the case of all other Options, such payment shall be made on June 1, 1999, provided that the holder of such Option continues to be employed by the Company or the Surviving Corporation on such date. Notwithstanding the foregoing, any Options that become vested prior to June 1, 1999 shall receive such payment as soon as practicable following the date of such vesting. The Company shall use its reasonable best efforts to obtain all necessary consents of the holders of Options to the cancellation of the Options in accordance with this Section 3.1(e).

                  3.2. Exchange of Certificates Representing Common Stock. (a) Prior to the Effective Time, the Purchaser and the Parent shall appoint a commercial bank or trust company having net capital of not less than $100,000,000 and which is reasonably satisfactory to the Company, to act as paying agent hereunder (the "Paying Agent") for payment of the Merger Consideration upon surrender of certificates representing Shares ("Certificates"). The Purchaser and the Parent shall, or shall cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all the shares of Common Stock pursuant to Section 3.1(c) and to make all payments in connection with the Options as to which payments are due pursuant to Section 3.1(e), as and when such amounts are needed by the Paying Agent. Such amounts shall hereinafter be referred to as the "Exchange Fund."

                  (b) Promptly after the Effective Time, the Purchaser and the Parent shall cause the Paying Agent to mail to each holder of record of Shares immediately prior to the


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
Effective Time (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in customary form and have such other provisions as the Purchaser or the Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration applicable thereto. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, net of applicable withholding Taxes, and the Shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment may be made with respect to such Shares to such a transferee if the Certificate representing such shares of Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

                  (c) At and after the Effective Time, there shall be no transfers on the share transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article III.

                  (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon.

                  (e) None of the Purchaser, the Parent, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

                  (g) The Paying Agent shall invest the cash in the Exchange Fund on a daily basis, as instructed by the Purchaser. Any interest and other income resulting from such investments shall be paid to the Purchaser before the Effective Time and to the Surviving Corporation thereafter.

                  3.3. Adjustment of Offer Price and Merger Consideration. In the event of any reclassification, recapitalization, stock split, stock dividend or similar transaction with respect to the Common Stock (or if a record date with respect to any of the foregoing shall occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the amount of the Offer Price and Merger Consideration, and all references to the Merger Consideration in this Agreement shall be deemed to be to the Offer Price or the Merger Consideration as so adjusted.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As of the date hereof, except as set forth in the Disclosure Letter, the Company represents and warrants to the Parent and the Purchaser and agrees as follows:

                  4.1. Existence; Good Standing; Corporate Authority. Each of the Company and its subsidiaries is (a) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (b) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such licensure, qualification or good standing necessary, except where the failure to be so in good standing or to be so licensed or qualified, individually or in the aggregate, would not have, or would not reasonably be expected to result in, a material adverse effect on the business, operations, results of operations, prospects, assets or financial condition of the Company and its subsidiaries taken as a whole (except for any such effect that is caused principally by the announcement or pendency of the Offer or the Merger) (a "Material Adverse Effect"). Each of the Company and its subsidiaries has the requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The

Company has heretofore delivered or made available to the Parent true and correct copies of the Certificate of Incorporation and By-laws of the Company (the "Constituent Documents") and the organizational documents of each subsidiary, in each case as currently in effect.

                  4.2. Authorization, Validity and Effect of Agreements. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company (other than the Company Stockholder Approval) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes the valid and binding obligation of the Purchaser, the Parent and the US Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  4.3. Compliance with Laws. Except as set forth on Schedule 4.3 of the Disclosure Letter (each "Schedule" hereinafter referred to shall mean a Schedule of the Disclosure Letter), neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any federal, state, local or foreign judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal (each such entity, a "Governmental Entity") applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except for violations which, individually or in the aggregate, would not have, or would not reasonably be expected to result in, a Material Adverse Effect. No action, demand, requirement or investigation by any Governmental Entity with respect to the Company or its subsidiaries is pending and has been served upon the Company or, to the knowledge of the Company, is threatened, with respect to any of the foregoing.

                  4.4. Capitalization. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 8,097,660 shares of Preferred Stock ("Preferred Stock"), par value $0.001 per share. As of December 11, 1998 (a) 7,123,577 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were outstanding, (b) Options to purchase an aggregate of 1,792,550 shares of Common Stock were outstanding, 1,792,550 shares of Common Stock were reserved for issuance upon the exercise of outstanding Options and 2,815,714 shares of Common Stock were reserved for future grants under the Stock Option Plans, and there were no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to such Options, and (c) no shares of Common Stock of the Company were held by the Company's subsidiaries. Schedule 4.4 sets forth a list of all Options, the name of the holders of such Options and the exercise price, the first date of exercisability and the vesting schedule for each such Option. As of the date hereof, except for the Options, the Company has no outstanding shares of preferred stock, bonds, debentures, notes or other obligations or securities entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date hereof, except as set forth in this Section
4.4 or on Schedule 4.4, there are no preemptive or similar rights on the part of any holders of any class of securities of the Company, and there are no other shares of capital stock of the Company, no securities of the Company convertible or exchangeable for shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its subsidiaries to issue, transfer on its behalf or sell any shares of capital stock of, or equity interests in, the Company or any of its subsidiaries. There are no outstanding obligations of the Company or any subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. After the Effective Time, the Surviving Corporation will have no obligation created by the Company prior to the date hereof to issue, transfer on its behalf or sell any shares of capital stock of the Company or the Surviving Corporation. Except as contemplated hereby, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of capital stock of the Company or any of its subsidiaries.

                  4.5. Subsidiaries. The Company owns, directly or indirectly through a subsidiary, all of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such subsidiary) of each of the Company's subsidiaries. All outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"), except for Permitted Liens. There are no outstanding securities of any of the Company's subsidiaries convertible or exchangeable for shares of capital stock or voting securities of such subsidiary. Schedule 4.5 sets forth for each subsidiary of the Company: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share or equity capital; (iii) the number of issued and outstanding shares of capital stock or share or equity capital; and (iv) the holder or holders of such shares. Except for interests in the Company's subsidiaries or as set forth in Schedule 4.5, neither the Company nor any of its subsidiaries owns directly or indirectly any ownership interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

                  4.6. No Violation. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will: (a) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws (or comparable constituent documents) of the Company or any of its subsidiaries; (b) violate, conflict, in any material respect, with, or result in a material breach of, constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any material payment or other material obligations pursuant to, result in the creation of any Encumbrance (other than Permitted Liens) upon any of the material properties of the Company or its subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, Permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its subsidiaries is a party, by which the Company or any of its subsidiaries or any of their respective properties is bound, or under which the Company or any of its subsidiaries or any of their respective properties is entitled to a benefit (each of the foregoing, to the extent the same have any continuing force or effect, a "Contract" and collectively, "Contracts"); (c) other than the filings provided for in Section 2.3 or Schedule 4.6, the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), any filings under the Exchange Act, or filings in connection with the maintenance of qualification to do business in other jurisdictions (the filings disclosed in Schedule 4.6 in response to this clause
(c), the other filings referred to in this clause (c) and Consents required or permitted to be made or obtained, collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, except for those consents, approvals, authorizations, declarations, filings or registrations the failure of which to obtain or make individually or in the aggregate would not have, or would not be reasonably expected to result in, a Material Adverse Effect; or (d) violate any Laws material to the business of the Company, any of its subsidiaries or any of their respective assets.

                  4.7. Company Reports; Undisclosed Liabilities. The Company has made available to the Parent each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) prepared by it for filing with the SEC since December 31, 1993, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") or the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of its date, and each of the consolidated statements of earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented the results of operations, earnings or cash flows, as the case may be, of the Company and its subsidiaries for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and subject, in the case of unaudited statements, to normal year-end audit adjustments (consisting only of normal recurring accruals). Neither the Company nor any of its subsidiaries has any liabilities or obligations, contingent or otherwise, except liabilities and obligations (i) in the respective amounts reflected on or reserved against in the Company's consolidated balance sheet of September 30, 1998 included in the Company Reports, (ii) not required by GAAP to be reflected in such consolidated balance sheet (other than any such liabilities and obligations which were not reflected or reserved against because they were contingent at September 30, but which would be reflected or reserved against in such a balance sheet prepared in accordance with GAAP because they are no longer contingent as of the date hereof) and (iii) liabilities and obligations incurred in the ordinary course of business since that date which would not be prohibited by this Agreement.

                  4.8. Litigation. Except as set forth in Schedule 4.8, as of the date hereof there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party (including a Governmental Entity) pending or, to the knowledge of the Company, threatened against the Company (or any Plan) or any of its subsidiaries, at law or in equity, other than those which individually or in the aggregate would not in the good faith judgment of the Company be reasonably expected to have or result in a Material Adverse Effect.

                  4.9. Absence of Certain Changes. Except as set forth in
Schedule 4.9, since September 30, 1998 until the date hereof, the Company and its subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (a) any Material Adverse Effect (or any event or condition that would reasonably be expected to result in a Material Adverse Effect) suffered by the Company or any of its subsidiaries; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the

Company or its subsidiaries (other than wholly owned subsidiaries) or, except as required by the Company's benefit plans, any repurchase, redemption or any other acquisition by the Company or its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its subsidiaries; (c) any change in accounting principles, practices or methods; (d) any increase or commitment to increase the remuneration (including salary, incentive compensation or benefits) of any director or employee of or consultant to the Company or any of its subsidiaries, whether directly or indirectly (including by amendment, implementation or the entering into of any employment or employee benefit or compensation agreement, plan or arrangement), by any amount constituting an increase in excess of 5% (or, in the case of any executive officer of the Company or any such subsidiary, by any amount) other than any changes required by the current terms of any existing plan or agreement or pursuant to this Agreement or changes in the ordinary course of business consistent with past practice; (e) any revaluation by the Company or any of its subsidiaries of any of their respective assets, other than normal recurring adjustments made in the ordinary course of business, including, without limitation, write-downs of inventory or write-offs of accounts receivable; (f) any transaction or commitment made by the Company or any of its subsidiaries to buy or sell any assets of Company's business, other than sales in the ordinary course of business consistent with past practice; or (g) any other event or condition which, had it occurred subsequent to the date hereof, would constitute a breach of Section 6.1.

                  4.10. Taxes. (a) Except as set forth on Schedule 4.10, the Company and each of its subsidiaries have (or will have by the Effective Time) timely filed all Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete in all material respects. All Taxes of the Company and its subsidiaries which are (i) shown as due on such Tax Returns,
(ii) to the knowledge of the Company, otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the most recent Company Report in accordance with GAAP. The Company and each subsidiary has either withheld and paid over to the relevant taxing authority or set aside in accounts an amount equal to all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

                  (b) Except as set forth in Schedule 4.10, (i) there are no material Encumbrances for Taxes upon the assets of the Company or any of its subsidiaries except Encumbrances for Taxes not yet due; (ii) there are no material outstanding deficiencies for any Taxes threatened, proposed, asserted or assessed against the Company or any subsidiary which are not adequately provided for in the financial statements included in the most recent Company Report; (iii) there are no federal, state, local or foreign audits or other administrative proceedings or judicial proceedings presently pending with regard to any Taxes or Tax Returns required to be filed by or with respect to the Company or any of its subsidiaries; (iv) the Company has filed a consolidated Tax Return for federal income tax purposes on behalf of itself and all of its domestic subsidiaries as the common parent corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code")) of which such subsidiaries are "includible corporations" in such affiliated group within the meaning of Section 1504(c)(2) of the Code; (v) none of the Company or any of its subsidiaries has been a member of an "affiliated group" (as defined above), or any similar affiliated, combined or consolidated group for state, local or foreign tax purposes (other than a group the common parent of which is the Company), or has any liability for the Taxes of any person (other than the Company or its current subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law or as a transferee, successor, by contract or otherwise; and (vi) neither the Company nor any of its subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the financial statements included in the Company Report.

                  (c) The Company is not a "U.S. real property holding company" as defined in Section 897 of the Code.

                  4.11. Employee Benefit Plans. (a) Absence of Changes in Benefits Plans. Schedule 4.11(a) contains a complete and correct list, as of the date hereof, of (i) all material severance and employment agreements of the Company or its subsidiaries with any current employee, officer, independent contractor, or director, (ii) all material severance programs, policies and practices of each of the Company and each of its subsidiaries, (iii) all material plans or arrangements of the Company and each of its subsidiaries relating to its current employees, officers, independent contractors, or directors which contain change in control provisions, including in all cases any and all amendments entered on or prior to the date hereof, and (iv) all material Plans. For purposes of this Agreement, "Plan" shall mean collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any bonus, pension, post-retirement benefit, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other plan, arrangement or understanding providing material benefits to any current employee, officer, independent contractor, or director of the Company or any of its subsidiaries. Since January 1, 1997, until the date hereof, there has not been any adoption or amendment in any respect by the Company or any of its subsidiaries of any Plan, nor has there been any material change in any actuarial or other assumptions used to calculate funding obligations with respect to any material Plan, or any change in the manner in which such contributions are determined which, individually or in the aggregate, would result in a material increase in the Company's or its subsidiaries' liabilities thereunder.

                  (b) Stock Options. All of the Options have been granted in compliance with all the terms and provisions of the Company Stock Option Plans, any awards made thereunder and all applicable law.

                  (c) ERISA Compliance. (i) With respect to Plans, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law that individually or in the aggregate would have, or would reasonably be expected to result in, a Material Adverse Effect on the Company or any of its subsidiaries.

                  (ii) Each Plan has been administered substantially in accordance with its terms and all the Plans have been operated, and are in material compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements. The IRS has issued a favorable determination letter with respect to the qualification of each Plan that constitutes an "employee pension benefit plan" as defined in ERISA, and, as of the date hereof, to the knowledge of the Company, the IRS has not taken any action to revoke any such letter.

                  (iii) Neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, has incurred any material unsatisfied liability under Title IV of ERISA in connection with any Plan and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course). No Plan has incurred an "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived.

                  (iv) As of the date hereof, except as set forth in Schedule 4.11(c), no Plan (A) is subject to Title IV of ERISA; (B) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA; (C) is a "multiple employer plan" within the meaning of Section 413(c) of the Code; or (D) is or at any time was funded through a "welfare benefit fund" within the meaning of Section 419(e) of the Code and no benefits under a Plan are or at any time have been provided through a voluntary employees' beneficiary association within the meaning of
Section 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code.

                  (v) Except as set forth in Schedule 4.11(c), no Plan provides medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (x) coverage mandated by applicable law or (y) benefits the full cost of which is borne by the current or former employee).

                  (vi) Each Plan which is a welfare benefit plan as defined in
Section 3(1) of ERISA (including any such plan covering former employees of the Company or any of its subsidiaries) and each Plan which is a pension benefit plan as defined in Section 3(2) of ERISA (including any such plan covering former employees of the Company or any of its subsidiaries) may be amended or terminated by the Company or such subsidiary at any time.

                  (vii) All amounts payable under Plans are deductible for federal income tax purposes. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event undertaken by the Company or any of its subsidiaries prior to the date hereof,
(A) entitle any current or former employee, agent, independent contractor or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, agent, independent contractor or officer,
(C) constitute a "change in control" causing a material increase or acceleration of benefits under any Plan, and the Company and the Company Board have taken all required actions to effect the foregoing.

                  (viii) There is no pending or threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Plan (other than routine claims for benefits).

                  4.12. Labor and Employment Matters. Except as set forth in
Schedule 4.12, as of the date hereof, (a) neither the Company nor any of its subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts or understanding with a labor union or labor organization and no collective bargaining agreement is being negotiated by the Company or any of its subsidiaries; and (b) there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, (ii) to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, or (iii) lockouts, strikes or slowdowns, work stoppages or similar labor activities or, to the knowledge of the Company, threats thereof by or with respect to any such employees.

                  4.13. Brokers and Finders. Except for Broadview International LLC, no broker, dealer or financial advisor is entitled to receive from the Company or any of its subsidiaries any broker's, finder's or investment banking fee in connection with this Agreement or the transactions contemplated hereby.

                  4.14. Opinion of Financial Advisor. The Company Board has received the opinion of Broadview International LLC, to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares (other than the Parent and its affiliates) in the Offer and the Merger is fair from a financial point of view to such holders.

                  4.15. State Anti-takeover Laws. Section 203 of the DGCL is inapplicable to the Offer, the Merger, this Agreement, the Stockholders Agreements and the transactions contemplated hereby and thereby. Section 2115 of the California General Corporation Law ("CGCL"), is inapplicable to the Company, and no "fair price," "moratorium," "control share acquisition" or other anti-takeover provision of the CGCL is or will be applicable to the Offer, the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated hereby and thereby. To the knowledge of the Company, no "fair price," moratorium," "control share acquisition" or other anti-takeover statute of any other state will be applicable to the Offer, the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated hereby and thereby.

                  4.16. Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock, voting as a single class, at the Company Stockholder Meeting to adopt this Agreement and the Merger (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the capital stock of the Company necessary to approve and adopt this Agreement and the transactions contemplated hereby. No action by the Company or vote of its stockholders generally is required for the valid execution and performance of the Stockholders Agreements (other than pursuant to Section 203 of the DGCL).

                  4.17. Material Contracts. Schedule 4.17 sets forth a list as of the date hereof of all of the following Contracts that contain material obligations that have not yet been performed: (a)(i) all Contracts for borrowed money or guarantees thereof with any banking or financial institution, and (ii) all other Contracts for borrowed money or guarantees thereof other than (with respect to this subclause (ii)) Contracts entered into in the ordinary course of business consistent with the past practice of the Company or Contracts between the Company and any of its wholly owned subsidiaries or between any of the Company's wholly owned subsidiaries, (b) Contracts containing covenants by the Company or any subsidiary of the Company restricting its ability or the ability of any of the subsidiaries of the Company to engage in any line of business, (c) Contracts to purchase supplies or other assets, other than purchase orders entered into in the ordinary course of business consistent with the past practice of the Company and other Contracts involving obligations of less than $25,000 individually and $250,000 in the aggregate, (d) Contracts with distributors, brokers, or sales agents for the distribution of the products or services of the Company, (e) Contracts to purchase or acquire advertising or other product promotion or brand support other than spot orders purchased in the ordinary course of business or involving commitments by the Company of less than $25,000, (f) Contracts involving the investment, including by way of capital contribution, loan or advance, by the Company or any of its subsidiaries of more than $25,000 in any other person, firm or entity (other than wholly owned subsidiaries), other than investments no longer owned by the Company or its subsidiaries, (g) Contracts regarding the license or lease of Company Intellectual Property, (h) Contracts regarding the provision of consulting or maintenance services, and (i) other Contracts under which the obligation of the Company and its subsidiaries is $500,000 or more in the twelve months following the date hereof (all Contracts described in each of the categories (a) through (i) above, "Material Contracts"). All Material Contracts are, with respect to the Company and its subsidiaries, valid and binding, in full force and effect and enforceable against the Company or its subsidiaries, as the case may be, in accordance with their respective terms. To the Company's knowledge, (x) as of the date hereof, all Material Contracts are, with respect to the other parties thereto, valid and binding, in full force and effect and enforceable against such parties in accordance with their respective terms, and (y) all Material Contracts are, with respect to the other parties thereto, valid and binding, in full force and effect and enforceable against such parties in accordance with their respective terms, except, with respect to this clause (y) only, where failure to be valid and binding, in full force and effect or enforceable would not, individually or in the aggregate, be material and adverse to the Company and its subsidiaries, taken as a whole. There is not under any such Contract, any existing default, or event, which after notice or lapse of time, or both, would constitute a default, by the Company or any of its subsidiaries, or to the Company's knowledge, any other party, other than any such defaults or events which, individually or in the aggregate, would not have a Material Adverse Effect.

                  4.18. Intellectual Property; Technology. (a) Schedule 4.18 sets forth a complete and correct list of all material Intellectual Property that (i) is owned or (ii) is used or held for use, in each case, by the Company or any subsidiary in connection with, or that is material to, the business currently conducted or proposed to be conducted by the Company and its subsidiaries (the "Company Intellectual Property"), except that Schedule 4.18 does not need to set forth inventions, processes, formulae, trade secrets, know-how or confidential information that are not reduced to tangible form or that are not susceptible to legal protection by filing or registration with any Governmental Entity.

                  (b) The Company and its subsidiaries own, or have the valid right and license to use, and the Surviving Corporation will, immediately after the Closing, own or have the valid right and license to use, all of the Intellectual Property material to the conduct of the business of the Company and its subsidiaries as currently conducted. The Company and the subsidiaries own all of their rights in and to the Company Intellectual Property, free and clear of any material Encumbrances (except for Permitted Liens).

                  (c) The conduct of the business of the Company and its subsidiaries does not, to the knowledge of the Company, infringe any patent rights of any Person, and does not infringe any other Intellectual Property or other rights of any Person. To the knowledge of the Company, as of the date hereof, none of the Company Intellectual Property is being infringed, misappropriated or otherwise used or available for use by any Person without written authority from the Company, except in each case for any infringements that, individually or in the aggregate, would not reasonably be expected to be material.

                  (d) No claim or demand of any Person has been made or, to the knowledge of the Company, threatened, nor is there any litigation that is pending or, to the knowledge of the Company, threatened, that (i) challenges the rights of the Company or any of its subsidiaries in respect of any material Company Intellectual Property or (ii) asserts that the Company or any of its subsidiaries is infringing or otherwise in conflict with, or is required to pay any material royalty, license fee, charge or other material amount with regard to, any material Company Intellectual Property. None of the Company Intellectual Property is subject to any material outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Entity.

                  (e) Schedule 4.18 sets forth a complete list of Company Intellectual Property that is owned by the Company and that is registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other filing offices, domestic or foreign, and such registrations, filings, issuances and other actions remain in full force and effect. The Company and its subsidiaries have taken all reasonable and customary actions to ensure full protection of the material Company Intellectual Property and to maintain the confidentiality of all confidential Intellectual Property, in each case under any applicable Law.

                  (f) To the knowledge of the Company, the Company or a subsidiary has valid licenses to all copies of all Software that is utilized by it in connection with the conduct of its business and that it does not own ("Commercial Software"), and the use by the Company or such subsidiary of such Commercial Software, including without limitation all modifications and enhancements thereto (whether created by the Company or by a third party) is in material compliance with the terms and provisions of such licenses. To the knowledge of the Company, none of the software marketed or licensed by the Company to its customers (the "Company Software"), and no use thereof by the Company or any subsidiary or permitted use by the Company's or any of its subsidiaries' licensees, infringes upon or violates any patent, copyright, trade secret or other Intellectual Property right of any person or entity, and no claim or demand with respect to any such infringement or violation has been made or, to the best knowledge of the Company, threatened. To the knowledge of the Company, there are no defects in the Company Software that would prevent such Software from performing in all material respects the tasks and functions that it was intended to perform except those which can be cured without a Material Adverse Effect. True and correct copies of all material licenses and arrangements (including amendments, supplements, waivers and other modifications) for any and all Company Intellectual Property that is not owned by the Company (including but not limited to any and all material Commercial Software) have been delivered to the Purchaser. All royalties, license fees, charges and other amounts payable by, on behalf of, to or for the account of any of the Company or its subsidiaries in respect of any Intellectual Property (including but not limited to Software) are reflected in the financial statements contained in or referenced by the Company Reports.

                  (g) Schedule 4.18 sets forth a complete list of all agreements, arrangements, commitments and contracts, including, but not limited to, escrow agreements, license agreements, and product service agreements, which provide for the conditional release or transfer of, or give any customer the right to possess, any source code to or relating to Company Software in any form or medium. Except as set forth in Schedule 4.18, no condition or default exists which would cause or with lapse of time would result in the release or transfer of, or give any customer the right to possess, any source code to or relating to Company Software in any form or medium under all such agreements, arrangements, commitments and contracts.

                  (h) "Intellectual Property" means the United States and foreign trademarks, service marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, Software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

                  (i) "Software" means all computer programs, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media, and all documentation relating thereto, including, but not limited to, user manuals and training materials.

                  4.19. Calendar Function. The Company has conducted an inventory of all computer software programs owned or licensed by it as well as the hardware and embedded microcontrollers in non-computer equipment used by the Company in connection with and material to the operation of its business (collectively, the "Computer Systems") in order to determine which parts of the Computer Systems are not Year 2000 Compatible (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compatible prior to January 1, 2000. Based on the above-referenced inventory, the Company represents and warrants that the Computer Systems are either Year 2000 Compatible or that it is the reasonable expectation of the Company that they will be Year 2000 Compatible prior to July 1, 1999; the estimated remaining cost of rendering the Computer Systems Year 2000 Compatible is $30,000. "Year 2000 Compatible" means that the Computer Systems to the extent required for their particular use (i) correctly perform date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate or are expected to operate on a basis comparable to their current operation during and after calendar year 2000 A.D., including but not limited to leap years; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references different centuries or more than one century.

                  4.20. Material Delaying Event. To the knowledge of the Company, there is no existing event, circumstance or condition that would have, or be reasonably expected to result in, a Material Delaying Effect. A "Material Delaying Effect" is an effect that would prevent or delay the consummation of the Offer beyond the relevant Long-Stop Date.

                  4.21. Environmental Matters. (a) The Company and its subsidiaries have at all times complied with all applicable Environmental Laws, including compliance with all Permits and authorizations required pursuant to all applicable Environmental Laws. No material violation by the Company or any of its subsidiaries has at any time been alleged of any applicable Environmental Law.

                  (b) Except as disclosed in Schedule 4.21, the Company and its subsidiaries are not subject to any litigation related to any Environmental Law with respect to any of the current or past operations of the Company or any of its subsidiaries, or any of the currently or formerly owned, leased or used property or assets of the Company or any of its subsidiaries.

                  (c) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other person, has caused or taken any action that will result in, and neither the Company nor any of its subsidiaries is subject to, any liability or obligation on the part of the Company or any of its subsidiaries relating to (i) the environmental conditions on, under, or about the real property or other properties or assets currently or formerly owned, leased, operated or used by the Company or any of its subsidiaries or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, or release of any Hazardous Materials.

                  (d) Except as disclosed in Schedule 4.21, neither the Company nor any of its subsidiaries is subject to any outstanding order from, or contractual or other obligation with, any Governmental Entity or other person in respect of which the Company or any of its subsidiaries may be required to incur costs arising from the release or threatened release of a Hazardous Material and neither the Company nor any of its subsidiaries has entered into any contractual or other obligation with any Governmental Entity or other person pursuant to which the Company or any of its subsidiaries assumed responsibility for the remediation of any condition arising from or relating to the release or threatened release of Hazardous Materials.

                  (e) The Company and its subsidiaries have made available to the Purchaser all information, including, without limitation, all studies, analyses and test results, in its possession, custody or control or otherwise known to the Company or any of its subsidiaries relating to (i) the environmental conditions on, under or about the real property owned or leased by the Company or any of its subsidiaries or other properties or assets currently or formerly owned, leased, operated or used by the Company or any of its subsidiaries and (ii) any Hazardous Materials used, handled, transported, generated, discharged, or otherwise released by the Company or any of its subsidiaries or any other person on, under, about or from any of the real property owned or leased by the Company or any of its subsidiaries and the properties currently or formerly owned, leased, or used by Company or its subsidiaries.

                  4.22. Insurance. Schedule 4.22 contains a complete and correct list and summary description of all insurance policies maintained (including Directors' and Officers' insurance) by or on behalf of the Company and its subsidiaries. The Company has made available to the Parent complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect in all material respects, and all premiums due thereon have been paid. The Company and its subsidiaries have complied in all material respects with the terms and provisions of such policies.

                  4.23. Product Liability; Warranties. Except as set forth in
Schedule 4.23, there are no liabilities of the Company or any of its subsidiaries, fixed or contingent, asserted or, to the knowledge of the Company, unasserted, (a) with respect to any product liability or any similar claim that relates to any Company Software or other product or service of the Company or any of its subsidiaries, or (b) with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any Company Software or other products or services of the Company or any of its subsidiaries, other than standard warranty obligations (to replace, repair or refund) made by the Company or any of its subsidiaries in the ordinary course of business to buyers of the respective Company Software or other products, and except, in each case, where such liabilities are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

                  4.24. Disclosures; Information Supplied. None of the information supplied or to be supplied (and not subsequently retracted) by the Company for inclusion or incorporation by reference in the Offer Documents, the
Schedule 14D-9 or the Information Statement will, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Parent or the Purchaser for inclusion or incorporation by reference therein.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                 OF THE PARENT, THE PURCHASER AND THE US PARENT

                  As of the date hereof and as of the Effective Date, the Parent, the Purchaser and the US Parent each jointly and severally represents and warrants to the Company and agrees as follows:

                  5.1. Existence; Good Standing; Corporate Authority. Each of the Purchaser, the Parent and the US Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                  5.2. Authorization, Validity and Effect of Agreements. Each of the Purchaser, the US Parent and the Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Purchaser, the US Parent and the Parent of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of the Purchaser, the US Parent and the Parent, as applicable, and by the stockholders of the Purchaser, and no other corporate proceedings on the part of the Purchaser, the US Parent or the Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser, the US Parent and the Parent, and (assuming this Agreement constitutes the valid and binding obligation of the Company) constitutes the valid and binding obligation of each of the Purchaser, the US Parent and the Parent, enforceable against the Purchaser, the US Parent and the Parent in accordance with its terms.

                  5.3. Litigation. There is no judgment, decree or order pending or, to the knowledge of the Purchaser, the US Parent, the Parent or any of their directors or officers, threatened against the Purchaser, the US Parent or the Parent that would have a Material Delaying Effect.

                  5.4. No Violation. Neither the execution and delivery of this Agreement by the Purchaser, the US Parent and the Parent nor the consummation by them of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Purchaser or the US Parent or the Memorandum and Articles of Association, in each case as amended, of the Parent; (b) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity, the lack of which individually or in the aggregate would have a Material Delaying Effect or
(c) violate any Laws applicable to the Purchaser, the US Parent or the Parent or any of their respective assets, except for violations which individually or in the aggregate would not have a Material Delaying Effect.

                  5.5. Information Supplied. None of the information supplied or to be supplied (and not subsequently retracted) by the Parent or the Purchaser for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Purchaser, the Parent or the US Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

                  5.6. Ownership of Shares. Neither the Purchaser, the US Parent, the Parent nor any of their respective affiliates is the beneficial owner of any shares of Common Stock of the Company, except pursuant to the Stockholders Agreement.

                  5.7. Interim Operations of the Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.


                                   ARTICLE VI

                                    COVENANTS

                  6.1. Conduct of the Business of the Company. Except as contemplated by this Agreement or as set forth in Schedule 6.1, during the period from the date of this Agreement to the Effective Time, the Company and its subsidiaries will each conduct its operations according to its ordinary and usual course of business, and will use reasonable best efforts to preserve intact its business organization and to maintain satisfactory relationships with customers and others having business relationships with it. The Company will make its officers reasonably available to confer on a regular and frequent basis with representatives of the Parent to report upon the status of operations. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Schedule 6.1, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of the Parent:

                  (a) amend its Certificate of Incorporation or By-laws (or equivalent instruments);

                  (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock of any class or any securities convertible into shares of capital stock of any class, except as required by any Plan or Stock Option Plan existing as of the date hereof;

                  (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock, provided that any of the Company's wholly owned subsidiaries may declare, set aside or pay any dividend or other distribution with respect to their capital stock;

                  (d) (i) except under current borrowing facilities in the ordinary course of business in accordance with past practice, create, incur or assume any long-term debt (including obligations in respect of capital leases); (ii) except in the ordinary course of business and consistent with past practices, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than any subsidiary of the Company; or (iii) make any loans, advances or capital contributions to, or investments in, any person other than any of the subsidiaries of the Company, except for loans or advances to employees or customers in the ordinary course of business and consistent with past practices;

                  (e) except in the ordinary course of business consistent with past practice or as otherwise described in Schedule 6.1(e), sell, transfer or otherwise dispose of, any business, subsidiary, or assets (including without limitation, receivables, leasehold interests or Intellectual Property) that are material to the Company and its subsidiaries taken as a whole, or fixed assets that are sold, transferred or otherwise disposed of, either individually or in the aggregate, with a book value in excess of $250,000;

                  (f) make any capital or research and development expenditures in the aggregate for the Company and its subsidiaries in excess of the amounts specified in the Company's 1999 expense plan for capital or research and development expenditures, previously made available to the Parent, other than increases over such plan in amounts that are in the aggregate immaterial;

                  (g) except in the ordinary course of business consistent with past practice or as otherwise described in Schedule 6.1(g), license or permit any third party to use any Intellectual Property;

                  (h) without the written consent of the Parent (which shall not be unreasonably withheld or delayed), settle or compromise any pending or threatened suit, action, Tax audit or claim in which the amount involved is greater than $250,000 or which is material to the Company and its subsidiaries taken as a whole;

                  (i) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party;

                  (j) except with respect to agreements which are terminable at will by the Company or any of its subsidiaries without any material penalty to the Company or any of its subsidiaries, enter into or amend any legally binding employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases to officers and employees in the ordinary course of business consistent with the past practice of the Company and its subsidiaries;

                  (k) enter into, renew or agree to any modification or amendment to any Contract unless the Contract (I) expressly provides that the Company's aggregate exposure thereunder (including any exposure described in clause (iii) below) to the other party to the Contract (the "Licensee") or to any other third party does not exceed the greater of (A) $2,000,000 and (B) the aggregate amount actually paid by the Licensee to the Company under such Contract through the date on which the determination of Company's liability is made, (ii) expressly excludes any consequential damages (including loss of profits) of the Licensee or other third parties from any liability of the Company, (iii) expressly provides that the Company's potential liability in respect of infringement claims relating to the Company's Intellectual Property does not exceed the aggregate amount actually paid by the Licensee to the Company under such Contract through the date on which the determination of Company's liability is made, (iv) only obligates the Company to provide a package of standard products and services or to provide non-standard products and services that do not, in the aggregate, exceed 20% of the value of the Contract or to provide other services on a "time and materials" basis, and (v) does not require or obligate the Company to perform services or provide non-standard products in the future at an aggregate cost to the Company of more than $1,000,000;

                  (l) make any material Tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated;

                  (m) except for bonuses payable for 1998 in the aggregate amount not to exceed $1,250,000, and annual salary reviews and increases (which shall not exceed 5% on average), grant any material increase in the compensation payable or to become payable to any of its officers or to its employees as a whole or establish, adopt, enter into, make any new grants or awards under, or amend, any collective bargaining (except as required by law), bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current directors, officers or employees, or grant or pay any material benefit not required by any existing plan or arrangement;

                  (n) (x) adopt or terminate any material Plan or (y) amend any Plan in any material respect (except in each case as expressly contemplated by this Agreement);

                  (o) except in the ordinary course of business, enter into (i) any agreements with distributors, brokers, or sales agents other than agreements terminable without penalty on less than 30 days' notice,
         (ii) any agreements to distribute products for others or which restrict the ability of the Company or its subsidiaries to compete or (iii) any other agreements, other than agreements relating to product promotions, that would be Material Contracts; or amend in any respect materially adverse to the Company any of the foregoing agreements as they exist on the date hereof;

                  (p) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Common Stock or other capital stock or ownership interests (other than such payments by a wholly owned subsidiary to the Company or another wholly owned subsidiary);

                  (q) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or the capital stock of any of its subsidiaries;

                  (r) settle or compromise any pending or threatened Litigation without the Parent's consent (which consent will not be unreasonably withheld or delayed), other than settlements of Litigations which involve solely the payment of money (without admission of liability) not to exceed $50,000 in any one case or $100,000 in the aggregate;

                  (s) waive, relinquish, release, assign or terminate any material right or claim, including any such right or claim under any Material Contract in any respect that is materially adverse to the Company;

                  (t) except as required by GAAP, make any change to any of the accounting principles, practices or methods used by it;

                  (u) acquire any business (by merger, purchase of capital stock, purchase of assets, consolidation or otherwise); or

                  (v) agree to do any of the foregoing.

                  6.2. Access to Information. From the date hereof to the Effective Time, subject to applicable confidentiality agreements creating obligations to others, the Company shall, and shall cause its subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of the Parent, and representatives of and advisors to financing sources, reasonable access during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities and to all books, records and contracts, and shall furnish the Parent and such financing sources with all financial, operating and other data and information as the Parent, through its officers, employees or agents, or such financing sources may from time to time reasonably request. The Company will promptly furnish to the Parent, at the Parent's expense, a copy of each material document filed or received by it pursuant to the Federal securities laws or Federal or state tax laws or any Environmental Laws, and of such other documents as the Parent may reasonably request. Except as required by Law, the Parent will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any and all information received from the Company, directly or indirectly, in confidence, according to the terms of the Confidentiality Agreement.

                  6.3. Stockholder Approvals. (a) If required by applicable law in connection with the consummation of the Merger, as soon as practicable following the purchase of the Shares pursuant to the Offer, the Company, acting through the Company Board shall, in accordance with applicable law, take all steps necessary to duly call, set a record date for, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholder Meeting") as soon as practicable for the purpose of adopting and approving this Agreement and the Merger. At such meeting, the Parent and the Purchaser will each vote, or cause to be voted, all Shares acquired in the Offer or otherwise beneficially owned by it or any of its subsidiaries on the record date for such meeting, in favor of the approval and adoption of this Agreement and the Merger.

                  (b) The Company will, if required by law in connection with the consummation of the Merger, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC, and shall use all reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with the Parent, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the purchase of the Shares pursuant to the Offer. The Proxy Statement will contain the recommendations of the Company Board as set forth in
Section 1.2(a), and the Company Board will use all reasonable best efforts to obtain the Company Stockholder

Approval. Notwithstanding the foregoing, the Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which the Parent reasonably objects, provided that the Parent shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement.

                  (c) Notwithstanding the foregoing, if after the expiration of the Offer the Purchaser shall be the owner of at least 90 percent of the outstanding Shares, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of the Offer and compliance with any applicable rules of the SEC, without a meeting of shareholders of the Company, if practicable, in accordance with Section 253 of the DGCL.

                  6.4. Reasonable Best Efforts. Subject to the terms and conditions herein provided and without limiting in any way the rights of the Company under Section 6.8 hereof, after consultation with outside counsel of nationally recognized standing ("Outside Counsel"), each of the parties hereto agrees to use all reasonable best efforts consistent with applicable legal requirements to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper and advisable under applicable laws and regulations to ensure that the conditions set forth in Annex A hereto and
Article VII hereof are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including the Merger.

                  6.5. Consents. The Company shall use all reasonable best efforts to obtain all material consents of third parties and governmental authorities ("Consents") and to make all governmental filings necessary to the consummation of the transactions contemplated by this Agreement. The Company, the Parent and the Purchaser shall as promptly as practicable file Pre-Merger Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use all reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

                  6.6. Public Announcements. The Parent and the Company will attempt in good faith to consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

                  6.7. Consent of the US Parent. The US Parent, as the sole shareholder of the Purchaser, by executing this Agreement, consents to the execution and delivery of this Agreement by the Purchaser and the consummation of the Merger and the other transactions contemplated hereby and such consent shall be treated for all purposes as a vote duly cast at a meeting of the stockholders of the Purchaser held for such purpose.

                  6.8. No Solicitation. (a) The Company and its subsidiaries shall, and shall direct and use reasonable best efforts to cause their respective officers, directors or employees, and any investment banker, financial advisor, attorney, accountant retained by, or other advisor or representative of, it to immediately cease any discussions or negotiations with any parties other than the Purchaser and the Parent that may be ongoing with respect to an Acquisition Proposal. The Company and its subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors or employees or any investment banker, financial advisor, attorney, accountant retained by, or other advisor or representative of, it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that if, at any time prior to the adoption of this Agreement by the holders of Common Stock, the Company Board determines in good faith, after consultation with Outside Counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, the Company, subject to compliance with Section 6.8(c), in response to an Acquisition Proposal that (I) was unsolicited and that did not otherwise result from a breach of this Section 6.8(a), and (II) constitutes a Superior Proposal, may (x) furnish nonpublic information with respect to the Company and its subsidiaries to the person who made such Acquisition Proposal pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of the Company or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative of the Company or any of its subsidiaries, whether or not acting on behalf of the Company or any of its subsidiaries, shall be deemed to be a breach of this
Section 6.8(a) by the Company. For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company or any of its subsidiaries (including Intellectual Property) or the direct or indirect acquisition or purchase of any shares of any class of outstanding equity securities of the Company or any of its subsidiaries (except as may be explicitly permitted by this Agreement), any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the voting power of the Common Stock of or all or substantially all the assets of the Company and its subsidiaries and otherwise on terms which the Company Board determines in good faith (based on the written opinion of Broadview International LLC or another financial advisor of nationally recognized standing (which opinion shall be provided to the Purchaser)) to be more favorable to the Company's stockholders than the Offer and the Merger and for which any necessary financing is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

                  (b) Neither the Company Board nor any committee thereof shall
(i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Parent or the Purchaser, the approval or recommendation by such Company Board or such committee of this Agreement, the Offer or the Merger unless there is a Superior Proposal outstanding, (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to an Acquisition Proposal unless such Acquisition Proposal is a Superior Proposal, and unless, in each case, the Company Board shall have (x) determined in good faith, after consultation with Outside Counsel, that failure to do so would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law, and (y) terminated this Agreement pursuant to Section 8.1(e)(iv).

                  (c) The Company shall promptly (but in any event within one day) advise the Parent and the Purchaser orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. The Company will, to the extent reasonably practicable, keep the Parent and the Purchaser fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

                  (d) Nothing contained in this Section 6.8 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with Outside Counsel, failure so to disclose would constitute a breach of its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.8(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal; provided, further, that the taking of a position by the Company pursuant to Rule 14e-2(a)(2) or (3) of the Exchange Act in respect of an Acquisition Proposal shall not be deemed a withdrawal, a modification or a proposal to do either, of its position with respect to the Merger for purposes hereof.

                  6.9. Indemnification; Insurance. (a) For a period of three years after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the "Indemnified Parties") from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims, damages or liabilities (whether or not resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from or arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under applicable law and, in the case of indemnification by the Surviving Corporation, to the extent permitted under the provisions of the Certificate of Incorporation and the By-laws of the Company, each as in effect at the date hereof (which provisions shall not be amended in any manner which adversely affects any Indemnified Party, for a period of three years), provided that in the event any claim or claims are asserted or made within such three-year period, all rights to indemnification in respect of each such claim shall continue until final disposition of such claim. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Parent shall cause the Surviving Corporation to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel selected by the Indemnified Party.

                  (b) In the event that the Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, the Parent will either guarantee the indemnification obligations referred to in Section 6.9(a) or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

                  (c) For not less than three years after the Effective Time, the Parent and the Purchaser shall use its reasonable best efforts maintain in effect directors' and officers' liability insurance covering the Indemnified Parties who are currently covered by the Company's existing directors' and officers' liability insurance, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof, provided that in no event shall the Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the Company represents that the annual premium is currently approximately $120,000); and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  6.10. Employees and Employee Benefit Plans. The Parent intends to cause the Surviving Corporation and its subsidiaries to maintain employee compensation policies and benefit plans for their respective employees from and for a period of twelve months after the Effective Time that, in the aggregate, are substantially comparable, in the aggregate, to the compensation policies and Plans as of the date hereof. From and after the Effective Time, the Parent shall cause the Surviving Corporation and its subsidiaries to honor all existing employment agreements in accordance with the terms thereof as in effect on the date hereof or as the same may be amended with the consent of the employee party thereto and the Parent. To the extent that employees of the Surviving Corporation or its subsidiaries become eligible to participate in any employee benefit plan of the Parent after the Effective Time, the Parent shall recognize the service of such employees with the Company or its subsidiaries completed prior to the Effective Time for all purposes of eligibility to participate and vesting in its benefit plans.

                  6.11. Notification of Certain Matters. The Company will give prompt notice to the Parent and the Purchaser, and the Parent and the Purchaser will give prompt notice to the Company, of the occurrence or non-occurrence of any event likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, or of the Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement, and (c) any of the conditions specified in Annex A or Article VIII to fail to be satisfied, provided that the delivery of any notice pursuant to this Section 6.11 will not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.

                  6.12. Anti-takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute (including Section 1101 of the CGCL) is or shall become applicable to the Offer, Merger or other transactions contemplated hereby, the Company and the members of the Company Board shall grant such approvals and, subject to the Company's rights under Section 6.8, take such actions as are necessary (including amending the Offer) so that the Offer, Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such anti-takeover statute on the transactions contemplated hereby.

                  6.13. Top-Up Option. (a) Grant of Top-Up Option. Subject to the conditions set forth below in this Section 6.13, the Company hereby grants to the Purchaser an irrevocable option (the "Top-Up Option") to purchase from the Company for cash that number of Shares equal to the Top-Up Share Amount. The purchase price per Share shall equal the Offer Price. The "Top-Up Share Amount" means that number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately prior to the exercise of the Top-Up Option, shall constitute 90.1% of the Shares then outstanding on a fully diluted basis (assuming the issuance of Shares pursuant to the Top-Up Option). The Top-Up Option shall expire if not exercised prior to the earlier of the Effective Date and 12:00 midnight, Eastern time, on the date that is 10 business days after termination of the Offer (the "Top-Up Expiration Date").

                  (b) Exercise of the Top-Up Option. The Top-Up Option may be exercised by the Purchaser, in whole but not in part, at any one time following the satisfaction of the conditions set forth in Section 6.13(c), provided that the Top-Up Expiration Date has not occurred. The Purchaser shall exercise the Top-Up Option by giving written notice to the Company specifying the number of Shares it will purchase pursuant to such exercise and the place and date (not later than ten business days from the date such notice was given) for the closing of such purchase. Notwithstanding the occurrence of the Top-Up Expiration Date, the Purchaser shall be entitled to purchase Shares pursuant to the exercise of the Top-Up Option if it has exercised the Top-Up Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Top-Up Expiration Date shall not affect any rights under this Section 6.13 which by their terms do not terminate or expire prior to or as of such date.

                  (c) Conditions to the Exercise of the Top-Up Option. The Purchaser shall not be entitled to exercise the Top-Up Option, and the Company shall have no obligation to deliver Shares pursuant to the exercise of the Top-Up Option, unless all of the following conditions have been satisfied:

                           (i) the Purchaser shall have accepted Shares for payment pursuant to the Offer;

                           (ii) the Minimum Condition shall have been satisfied;

                           (iii) the Top-Up Share Amount does not exceed the
                  number of Shares authorized by the Company for issuance but not issued or reserved for issuance; and

                           (iv) the Top-Up Share Amount does not exceed 19.9% of
                  the Shares issued and outstanding at the time of exercise of the Top-Up Option (without giving effect to the issuance of Shares pursuant to the Top-Up Option).

                  (d) Closing. At the closing of the purchase of Shares pursuant to the exercise of the Top-Up Option, (i) the Purchaser will make payment to the Company of the full purchase price for such purchased Shares in same-day funds in an amount equal to the product of the Offer Price multiplied by the number of Shares being purchased at such closing, and (ii) the Company will deliver to the Purchaser a duly executed certificate or certificates representing the number of Shares so purchased, registered in the name of the Purchaser or its nominee (designated by the Purchaser in its notice of exercise). The certificate or certificates described in clause (ii) above may include legends legally required including a legend in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                  (e) Securities Act. The Purchaser represents that any Shares purchased pursuant to this Section 6.13 will be acquired for investment only and not with a view to any public distribution thereof, and the Purchaser will not offer to sell or otherwise dispose of any Shares so acquired in violation of the registration requirements of the Securities Act.

                                   ARTICLE VII

                               CLOSING CONDITIONS

                  7.1. Conditions to the Obligations of the Parent, the US Parent, the Purchaser and the Company. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Purchaser shall have purchased all Shares duly tendered and not withdrawn pursuant to the terms of the Offer and subject to the terms thereof, provided that the obligation of the Parent and the Purchaser to effect the Merger shall not be conditioned on the fulfillment of the condition set forth in this subsection (a) if the failure of the Purchaser to purchase the Shares pursuant to the Offer shall have constituted a breach of the Offer or of this Agreement.

                  (b) There shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable by any Governmental Entity of competent jurisdiction that makes consummation of the Merger illegal, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, provided that the party seeking to avoid its obligations pursuant to this Section 7.1(b) shall have used all reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                  (c) If required under applicable law, this Agreement shall have been approved and adopted by the affirmative vote of the holders of the requisite number of Shares in accordance with the Certificate of Incorporation and By-laws of the Company and the DGCL.

                  (d) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                  7.2. Condition to the Obligations of the Parent, the US Parent and the Purchaser. The respective obligations of the Parent, the US Parent and the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the condition that the Purchaser and the US Parent shall have received such affidavits or certifications in form and substance reasonably satisfactory to the Purchaser and the US

Parent as are necessary to exempt the Merger from the provisions of section 1445 of the Code.



                                  ARTICLE VIII

                           TERMINATION AND ABANDONMENT

                  8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

                  (a) by mutual consent of the Board of Directors of the Parent and the Company Board;

                  (b) by action of the Board of Directors of the Parent or action of the Company Board if at least that number of Shares required by the Minimum Condition to be tendered shall not have been purchased in the Offer on or before the date that is 90 days after the date hereof, provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement in all material respects has been the cause of, or resulted in, the failure of the Offer or the Merger, as the case may be, to occur on or before the aforesaid dates;

                  (c) by either the Parent or the Company if the Offer shall expire or terminate in accordance with its terms without any Shares having been purchased thereunder and, in the case of termination by the Parent, the Purchaser shall not have been required by the terms of the Offer or this Agreement to purchase any Shares pursuant to the Offer;

                  (d) by either the Parent, the Purchaser or the Company, if any court of competent jurisdiction in the United States or the United Kingdom or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, permanently enjoining or otherwise prohibiting the consummation of the Offer or the Merger, and such order, decree, ruling or other action shall have become final and non-appealable;

                  (e)  by the Company:

                           (i) if the Parent or the Purchaser shall have failed
                  to commence the Offer or failed to pay for Shares pursuant to the Offer in each case in accordance with Section 1.1(a), provided that (in the case of failure to pay for Shares) the conditions to the Offer set forth in paragraphs (a) - (f) of Annex A shall have been satisfied;

                           (ii) if any of the respective representations and
                  warranties of the Parent or the Purchaser that are qualified as to materiality shall not have been true and correct or any such representations and warranties that are not so qualified shall not have been true and correct in all material respects, in each case as of the date of this Agreement, which failure to be true and correct or true and correct in all material respects is not reasonably capable of being cured by the commercially reasonable best efforts of the Parent or the Purchaser within 10 days of the receipt by the Parent of written notice thereof;

                           (iii) if the Parent or the Purchaser shall have
                  failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant applicable thereto to be performed or complied with by it prior to the time of determination which failure is not reasonably capable of being cured by the commercially reasonable best efforts of the Parent or the Purchaser within 10 days of the receipt by the Parent of written notice thereof; or

                           (iv) if the Company takes any of the actions
                  described in Section 6.8(b), provided, that (A) the Company has notified the Parent or the Purchaser in writing of its intent to take any such action five days prior to the termination of this Agreement pursuant to this Section 8.1(e)(iv), and the relevant Acquisition Proposal continues to be a Superior Proposal notwithstanding any modification by the Parent and the Purchaser of the terms of the Offer and the Merger; (B) the Company has complied with the provisions of Sections 6.8(b) and (c); and (C) such termination under this
                  Section 8.1(e)(iv) shall not be effective until the Company has paid to the Parent or deposited with a mutually acceptable escrow agent an amount equal to the sum of the maximum Parent Expenses and the Termination Fee.

                  (f)  by the Parent or the Purchaser:

                           (i) if the Offer has expired and the Purchaser is
                  neither required to accept and pay for the Shares tendered into the Offer nor to extend the expiration date of the Offer or if any of the events or circumstances set forth in Annex A hereto shall have occurred and shall not be reasonably capable of being cured by the commercially reasonable best efforts of the parties hereto prior to the last date to which the Parent and the Purchaser are required to extend the Offer pursuant to
                  Section 1.1; or

                           (ii) if the Company shall have taken any of the
                  actions described in Section 6.8(b) or if the Company Board shall have resolved to take any such action.

                  8.2. Procedure and Effect of Termination. In the event of termination and abandonment of the Merger by the Parent, the Purchaser or the Company pursuant to Section 8.1, written notice thereof shall forthwith be given to the other parties hereto, and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto. The Purchaser and the US Parent agree that any termination by the Parent shall be conclusively binding upon them, whether given expressly on their behalf or not, and the Company shall have no further obligation with respect to them. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party to this Agreement, provided that any termination shall be without prejudice to the rights of any party hereto arising out of breach by any other party of any covenant or agreement contained in this Agreement, and provided, further, that the obligations set forth in the last sentence of Section 1.2(c), the last sentence of Section 6.2, Sections 8.1, 8.2 and 8.3 and Article IX shall in any event survive any termination.

                  8.3. Fees and Expenses. (a) Except as otherwise provided herein and as provided below in this Section 8.3, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that printing and mailing costs and expenses associated with the Offer Documents shall be shared equally by the Parent and the Company.

         (b) Notwithstanding any herein to the contrary, if this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(e)(iv), Section 8.1(f)(i) (but only as a result of the existence of any of the conditions set forth in Section (e) or (f) of Annex A), or Section 8.1(f)(ii), the Company shall promptly reimburse the Parent for all Parent Expenses incurred by the Parent and its affiliates. For purposes of this Agreement, the term "Parent Expenses" means all documented reasonable out-of-pocket expenses incurred by the Parent and its affiliates, up to a maximum of $750,000, in connection with or arising out of the Offer, the Merger, this Agreement and the transactions contemplated hereby (including, without limitation, amounts paid or payable to investment bankers, lending banks, dealer-managers and information agents, fees and expenses of counsel, accountants and consultants, underwriting and all printing and mailing costs), regardless of when those expenses are incurred.

         (c) If this Agreement is terminated pursuant to Section 8.1(b), Section 8.1(e)(iv) or Section 8.1(f)(ii), and within one year of such termination the Company consummates an Acquisition Proposal or enters into an Acquisition Agreement with respect to an Acquisition Proposal that is subsequently consummated, the Company shall pay the Parent $1,500,000 (the "Termination Fee") in addition to any payment due or made with respect to Parent Expenses. The Company shall pay such amount immediately upon consummation of such Acquisition Proposal, in same-day funds.

         (d) The Company acknowledges that the agreements contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser and the Parent would not enter this Agreement; accordingly, the Company agrees that in the event that the Company shall fail to pay any Parent Expenses or the Termination Fee when due, "Parent Expenses" and the Termination Fee shall be deemed to include the costs and expenses actually incurred or accrued by the Parent, the US Parent and the Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.3, together with interest on such unpaid Parent Expenses or Termination Fee, commencing on the date that such Parent Expenses or Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1.00%.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1. Amendment and Modification. Subject to applicable law and to the provisions of Section 1.3(c), this Agreement may be amended, modified or supplemented only by written agreement of the Parent, the US Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein, provided that after the Company Stockholder Approval has been obtained, no such amendment or modification shall be made that reduces the amount or changes the form of the Merger Consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders.

                  9.2. Waiver of Compliance; Consents. Any failure of the Parent or the Purchaser, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or the Parent, respectively, only by a written instrument signed by the party granting such waiver (and, in the case of the Company, approved in accordance with the provisions of Section 1.3(c), if applicable), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.2. The Purchaser hereby agrees that any consent or waiver of compliance given by the Parent hereunder shall be conclusively binding upon it, whether given expressly on its behalf or not.

                  9.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the acceptance for payment of, and the payment for, Shares by the Purchaser pursuant to the Offer.

                  9.4. Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


If to the Purchaser, the US Parent or the      If to the Company:
Parent:

Misys plc                                      C-ATS Software Inc.
Burleigh House                                 1870 Embarcadero Road
Chapel Oak                                     Palo Alto, CA 94303
Salford Priors
Worcestshire WR11 5SH
England

Telephone:        011-44-138-687-1373          Telephone:        650-354-0422
Facsimile:        011-44-138-687-1045          Facsimile:        650-496-1911
Attention:        Ross K.  Graham              Attention:        David Gilbert

With a copy to:                         With a copy to:

Debevoise & Plimpton                    Wilson Sonsini Goodrich & Rosati
875 Third Avenue                        650 Page Mill Road
New York, New York  10022               Palo Alto, CA 94304

Telephone: (212) 909-6000               Telephone: (650) 493-9300
Facsimile: (212) 909-6836               Facsimile: (650) 493-6811
Attention: Paul H. Wilson, Jr., Esq.    Attention:  Michael J.  Danaher, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date and time of the confirmation of such telecommunication or the receipt of such personal delivery or mailing. In addition, such notice shall be deemed delivered as of the date communicated orally to the relevant person set forth above, provided that messages of any kind shall not constitute valid notice, and provided further that such oral communication shall constitute valid notice only if, and only to the extent that, it is followed within six hours by a written confirmation sent to the appropriate party by facsimile transmission.

                  9.5. Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties (except that the Purchaser may assign to the Parent or any other direct or indirect wholly owned subsidiary of the Parent any and all rights and obligations of the Purchaser under this Agreement or the Purchaser's right to purchase Shares pursuant to the Offer, provided that any such assignment will not relieve the Parent or the Purchaser from any of its obligations under this Agreement). Except for Section 1.3(c) which is intended for the benefit of the Company's stockholders other than the Parent and its affiliates, this Agreement is not intended to confer upon any other person except the parties any rights or remedies under or by reason of this Agreement.

                  9.6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  9.7. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably consents to the jurisdiction of any state or federal court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon it in any manner authorized by the laws the State of Delaware for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction or such process.

                  9.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  9.9. Entire Agreement. This Agreement, including the annexes and the exhibits and schedules to this Agreement, and the Confidentiality Agreement, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

                  9.10. Investigations. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.

                  9.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  9.12. Interpretation; Definitions. (a) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule l2b-2 of the General Rules and Regulations promulgated under the Exchange Act, except that it is expressly understood that the term "affiliate" shall include all parties (other than the Parent and any of its subsidiaries) who have executed and delivered the Stockholders Agreement; (iii) the term "subsidiary" of any specified corporation shall mean any corporation of which the outstanding securities having ordinary voting power to elect a majority of the board of directors are directly or indirectly owned by such specified corporation; (iv) the phrase "to the knowledge" of any specified corporation shall refer to the actual knowledge of the directors or senior officers of such corporation, after reasonable inquiry.

                  (b) The following terms shall have the following meanings ascribed to them:

                  "Company Stock Option Plans" means the C-ATS 1988 Incentive Stock Option Plan, the Amended and Restated 1995 Stock Plan and the 1995 Director Option Plan.

                  "Confidentiality Agreement" means the Confidential Disclosure Agreement, dated as of November 23, 1998, between the Parent and the Company.

                  "Disclosure Letter" means that certain Letter dated the date hereof delivered by the Company to the Parent.

                  "Environmental Law" means any foreign, federal, state or local law, statute, regulation, rule, ordinance, decree, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment.

                  "GAAP" means United States generally accepted accounting principles.

                  "Hazardous Materials" means any substance or material that is classified or regulated as "hazardous" or "toxic" pursuant to any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, petroleum and urea-formaldehyde insulation.

                  "Permits" means all franchises, approvals, permit authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Entity and all pending applications therefor.

                  "Permitted Lien" means (a) Encumbrances securing Taxes, assessments, governmental charges or levies, all of which are not yet due and payable or as to which adequate reserves have been established that are included in the most recent consolidated financial statements included in the Company Reports and that may thereafter be paid without penalty, (b) mechanics', carriers', workmen's, repairmen's, and other similar Encumbrances incurred in the ordinary course of business consistent with past practice, or (c) such other liens which, individually and in the aggregate, do not and would not materially detract from the value of any of the property or assets of the Company or its subsidiaries or materially interfere with the use thereof.

                  "Tax" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity.

                  "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.


                                   DEFINITIONS
Defined Term                                            Section Reference

Acquisition Agreement                                   6.8(b)
Acquisition Proposal                                    6.8(a)
affiliate                                               9.12(a)
Agreement                                               Preamble
Antitrust Division                                      6.5
By-laws                                                 2.5(b)
Certificate of Incorporation                            2.5(a)
Certificate of Merger                                   2.3
Certificates                                            3.2(a)
CGCL                                                    4.15
Closing Date                                            2.2

Code                                                    4.10(b)
Commercial Software                                     4.18(f)
Common Stock                                            Recitals
Company                                                 Preamble
Company Board                                           1.3(a)
Company Intellectual Property                           4.18
Company Reports                                         4.7
Company Software                                        4.18(f)
Company Stock Option Plan                               9.12(b)
Company Stockholder Approval                            4.16
Company Stockholder Meeting                             6.3(a)
Computer Systems                                        4.19
Confidentiality Agreement                               9.12(b)
Consents                                                6.5
Constituent Documents                                   4.1
Contract(s)                                             4.6
DGCL                                                    1.2(a)
Disclosure Letter                                       9.12(b)
Dissenting Shares                                       3.1(d)
Dissenting Stockholder                                  3.1(d)
Effective Time                                          2.3
Encumbrances                                            4.5
Environmental Law                                       9.12(b)
ERISA                                                   4.11(c)
ERISA Affiliate                                         4.11(c)(iii)
Exchange Act                                            1.2(b)
Exchange Fund                                           3.2(a)
FTC                                                     6.5
GAAP                                                    9.12(b)
Governmental Entity                                     4.3
Hazardous Materials                                     9.12(b)
HSR Act                                                 4.6
Indemnified Parties                                     6.9(a)
Independent Director                                    1.3(a)
Information Statement                                   1.3(b)

Intellectual Property                                  4.18(h)
Laws                                                   4.3
Licensee                                               6.1(k)
Litigation                                             4.8
Material Adverse Effect                                4.1
Material Contracts                                     4.17
Material Delaying Effect                               4.20
Merger                                                 Recitals
Merger Agreement                                       Preamble
Merger Consideration                                   3.1(c)
Minimum Condition                                      1.1(a)
Offer                                                  Recitals
Offer Documents                                        1.1(b)
Offer Price                                            Recitals
Offer to Purchase                                      1.1(b)
Option                                                 3.1(e)
Option Consideration                                   3.1(e)
Outside Counsel                                        6.4
Parent                                                 Preamble
Parent Expenses                                        8.3(b)
Paying Agent                                           3.2(a)
PBGC                                                   4.11(c)
Permits                                                9.12(b)
Permitted Lien                                         9.12(b)
Plan                                                   4.11(a)
Preferred Stock                                        4.4
Purchaser                                              Preamble
Purchaser Designees                                    1.3(c)
Regulatory Filings                                     4.6
Schedule                                               4.3
Schedule 14D-1                                         1.1(b)
Schedule 14D-9                                         1.2(b)
SEC                                                    1.1(a)
Securities Act                                         4.7
Shares                                                 Recitals

Software                                               4.18(i)
Stockholders Agreements                                Recitals
subsidiary                                             9.12(a)
Superior Proposal                                      6.8(a)
Surviving Corporation                                  2.1
Tax                                                    9.12(b)
Tax Return                                             9.12(b)
Termination Fee                                        8.3(c)
Top-Up Expiration Date                                 6.13(a)
Top-Up Option                                          6.13(a)
Top-Up Share Amount                                    6.13(a)
US Parent                                              Preamble
Year 2000 Compatible                                   4.19

                  IN WITNESS WHEREOF, the Parent, the US Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                               MISYS PLC


                               By /s/ Ross Graham
                                  Name:Ross Graham
                                  Title:Corporate Development Director and
                                        Secretary


                               KIRSTY, INC.


                               By /s/ Ross Graham
                                  Name: Ross Graham
                                  Title: Vice President


                               MOXIE ACQUISITION CORP.


                               By /s/Ross Graham
                                  Name:Ross Graham
                                  Title: Secretary


                               C-ATS SOFTWARE INC.


                               By /s/ David Gilbert
                                  Name:David Gilbert
                                  Title: President

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

                  Notwithstanding any other provision of the Offer, the Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered shares after the termination or withdrawal of the Offer), to pay for any Shares not theretofore accepted for payment or paid for, and the Purchaser may amend or terminate the Offer as to such Shares not theretofore accepted for payment or paid for (subject to any such applicable rules and regulations of the SEC) (i) unless the Minimum Condition has been satisfied or waived, (ii) if any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or (iii) if at any time on or after the date of the Merger Agreement and at or before the time that the Shares are accepted for payment any of the following conditions exists and is continuing:

                  (a) there shall be threatened or pending any action or proceeding by any Governmental Entity or any order or temporary, preliminary or permanent injunction or restraining order entered in any action or proceeding before any Governmental Entity located or having jurisdiction within the United States, the United Kingdom or any country or economic region in which either the Company or the Parent, directly or indirectly, has material assets or operations, or any statute, rule, regulation, legislation, interpretation, judgment or order enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Purchaser, the Company or any subsidiary or affiliate of the Purchaser or the Company or the Offer or the Merger, by any Governmental Entity located or having jurisdiction within the United States, the United Kingdom or any country or economic region in which either the Company or the Parent, directly or indirectly, has material assets or operations, which would reasonably be expected to have the effect of: (i) making illegal, or otherwise directly or indirectly prohibiting, challenging or materially restraining the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of more than 90% of the Shares by the Parent or the Purchaser, the consummation of the Merger or the Offer, materially delaying the Merger or making the aggregate cost of acquiring the Shares materially higher; (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its subsidiaries that owns a material portion of the business and assets of the Company and its subsidiaries taken as a whole, or by the Parent or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or the Parent and its subsidiaries taken as a whole, or compelling the Purchaser or the Parent to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or the Parent and its subsidiaries taken as a whole, as a result of the transactions contemplated by the Merger Agreement; (iii) seeking to impose limitations on the ability of the Purchaser or the Parent effectively to acquire or hold or to exercise full rights of ownership of Shares including, without limitation, the right to vote any Shares acquired or owned by the Parent or the Purchaser on all matters properly presented to the stockholders of the Company, including, without limitation, the adoption and approval of the Merger Agreement and the Merger or the right to vote any shares of capital stock of any subsidiary (other than immaterial subsidiaries) directly or indirectly owned by the Company; or (iv) seeking to require divestiture by the Parent or the Purchaser, directly or indirectly, of any Shares or assets of the Parent, the Purchaser, the Company or their respective affiliates;

                  (b) there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect;

                  (c) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom, or (ii) a currency moratorium on the exchange markets in London or New York City with respect to the English pound sterling or the United States dollar;

                  (d) the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

                  (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not have been true and correct or any such representations and warranties that are not so qualified shall not have been true and correct in all material respects, in each case as of the date of the Merger Agreement and immediately prior to the consummation of the offer as if made on such date (other than representations and warranties made as of a specified date), which failure to be true and correct or true and correct in all material respects is not reasonably capable of being cured by the commercially reasonable best efforts of the Company within 10 days of the receipt by the Company of written notice thereof; or

                  (f) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement prior to the time of such determination, which failure is not reasonably capable of being cured by the commercially reasonable best efforts of the Company within 10 days of the receipt by the Company of written notice thereof;

which, in the good faith sole judgment of the Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

                  The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may (except of the Minimum Condition) be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                  Capitalized terms used but not defined in this Annex A shall have the meanings set forth in the Merger Agreement of which this Annex A is a part.